Exhibit 10.3

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 1st day of August, 2026, by and between Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jack Khattar (the “Executive”). This Agreement shall become effective only upon, and shall be contingent upon, the consummation of the Merger (as defined below). If the Merger is not consummated, this Agreement shall be null and void and of no force or effect.

WHEREAS, the Executive and the Company originally entered into an amended and restated employment agreement dated February 29, 2012, as amended through the date hereof;

WHEREAS, the Company is merging with and into Artemis Merger Sub Inc., a subsidiary of Indivior Pharmaceuticals Inc. (“Indivior”), pursuant to that certain Agreement and Plan of Merger dated August 1, 2026 (the “Merger Agreement” and such merger, the “Merger”), pursuant to which Merger, the Company shall be the surviving corporation;

WHEREAS, following the consummation of the Merger, Indivior will continue as the parent of the Company and will change its name to Supernus, Inc. (such post-Merger Indivior entity, the “Parent”); and

WHEREAS, the Executive and the Company desire that, effective upon the closing of the Merger (such closing date, the “Effective Date”), the Executive’s employment relationship with the Company continue on the terms and conditions set forth in this Agreement, and that this Agreement amend, restate and supersede in its entirety the Executive’s prior employment agreement with the Company.

NOW THEREFORE, in consideration of the foregoing premises and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

1.            Employment and Term. The Company agrees to continue to employ Executive, and Executive accepts continued employment, on the terms and conditions set forth in this Agreement. Executive’s employment shall continue until terminated in accordance with Section 6 (such period of employment the “Term”). Executive’s employment shall be “at-will” at all times, subject to the terms and conditions in this Agreement.

2.            Position, Duties, and Performance.

2.1.            Position. Executive shall serve as the Chief Executive Officer of the Company and its subsidiaries and affiliates and have such responsibilities and authority customary for such position. From and after the Effective Date, Executive shall report directly to the Board.

2.2.            Place of Work. Executive’s primary workplace shall be the Company’s headquarters in Rockville, MD. Executive may perform his duties remotely in accordance with, and subject to, the Company’s remote work and other applicable policies. Executive will travel as necessary in the course of performing his duties for the Company, the Parent and their subsidiaries and affiliates.

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2.3.            Performance. Executive shall devote substantially all of Executive’s working time and use Executive’s best efforts, knowledge and experience to perform successfully Executive’s duties and advance the interests of the Company, the Parent and their subsidiaries and affiliates. Executive shall perform Executive’s duties in compliance with this Agreement and all applicable laws and Company policies and practices.

2.4.            Other Activities. During the Term, without the prior written consent of the Company, the Executive shall not (a) render services of a business, professional, or commercial nature to any other person or entity, or (b) engage, directly or indirectly, in any other business activity (whether or not for compensation) that might interfere with Executive’s duties, create a conflict with the Company, the Parent or any of their subsidiaries or affiliates, or violate the Agreement. Notwithstanding the foregoing, Executive shall be permitted to: (i) with the prior written consent of the Board act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s human resources department in accordance with the Company’s conflict of interest policy in effect from time to time, and (ii) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (i) and (ii) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

2.5.            Directorship. During the Term, Executive will, subject to any necessary stockholder approvals, serve as a member of the Board of Directors of the Parent and as a member of the Board of Directors of the Company, in each case without additional compensation. Executive may also hold office as a director or officer of any subsidiaries or affiliates of the Company or the Parent without additional compensation. Executive shall resign, effective immediately, from any such directorships or offices upon termination of Executive’s employment for any reason.

3.            Compensation and Benefits.

3.1.            Base Salary. Executive’s annual base salary for all services rendered under this Agreement shall be $1,115,000 (the “Base Salary”), subject to applicable taxes and withholdings and payable in accordance with the Company’s policies, procedures and practices as in effect from time to time. Pursuant to its usual and customary practices, this Base Salary shall continue until the Board conducts its annual review and retains a reputable third-party to conduct an analysis of compensation at comparable companies and makes its recommendations to the Board for 2027 compensation. The Base Salary may be increased at the sole and absolute discretion of the Board (or a duly authorized committee thereof) during the Term.

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3.2.            Bonus. Executive shall be eligible for an annual cash bonus targeted at 100% of the Base Salary, up to a maximum of 200% of the Base Salary (an “Annual Bonus”). The actual amount of any Annual Bonus will be determined by the Company based on the achievement of individual and Company goals established by the Company in consultation with the Executive at the beginning of each calendar year. Any Annual Bonus will be paid by March 15 of the following calendar year. Except as set forth in Sections 6.5 and 7.2, Executive must be employed with the Company through the end of the of the plan year in which the Annual Bonus was earned in order to be eligible to receive an Annual Bonus. Eligibility for and payment of an Annual Bonus shall be subject to all terms and conditions as the Company may set forth from time to time in any written policy or plan, including any policy or plan governing bonuses or incentive compensation of any type, which shall be made available to Executive.

3.3.            Vacation. Executive shall be entitled to 25 days of paid vacation per calendar year, subject to the terms and conditions of the Company vacation policy. In the event of a conflict between the Company vacation policy and this Agreement, the terms of this Agreement shall apply. Unused vacation days for a year may be rolled over and used by Executive before March 30th of the following year. Any accrued but unused vacation days at the time of Executive’s termination of employment shall be paid to Executive. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

3.4.            Business Expenses. Executive shall be reimbursed for all reasonable and necessary business expenses actually incurred by Executive in performing services under this Agreement in accordance with the applicable Company policies and practices as in effect from time to time. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3 (i) (l)(iv). The Company may provide Executive use of a corporate credit card for business expenses. Executive may not use any Company-issued corporate credit cards for personal expenses. Any personal expenses charged to a Company-issued corporate credit card must be paid by Executive prior to the date of Executive’s employment termination. Executive shall pay the Company’s reasonable costs and expenses, including attorneys’ fees, that the Company incurs to enforce Executive’s obligations under this Section 3.4.

3.5.            Incentive Plans and Equity. As part of the Board’s annual review of Executive’s compensation for 2027, the Board will review and if appropriate revise Executive’s existing eligibility for, or will consider new, long-term equity or incentive plans.

3.6.            Other Benefits. The Executive will be eligible to participate in all employee benefit plans, practices, and programs maintained or participated in by the Company and made available to similarly situated employees generally, which may include retirement profit sharing, savings, health, hospitalization, disability. dental, life or travel accident insurance benefit plans, and sick leave, in accordance with tire terms of such plans, practices, and programs as in effect from time to time.

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4.            Restrictive Covenants.

4.1.            Confidentiality. From the date hereof, and during any period of the Executive’s Employment and following any termination thereof, without the prior written consent of the Board or its authorized representative, subject to the provision below and except to the extent required by (a) applicable law or regulation, or (b) pursuant to (i) an order of a court having jurisdiction, or (ii) a subpoena from a government agency, and except as required in the performance of Executive’s duties hereunder, the Executive shall not disclose any confidential or proprietary trade secrets, customer lists, referral sources, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any of its subsidiaries or affiliates or to the management of the Company or any its subsidiaries or affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (y) relating to the Company or any of its subsidiaries or affiliates or (z) that the Company or any of its subsidiaries or affiliates may receive belonging to suppliers, customers, referral sources or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third person, unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of the Executive’s breach of this Section 4.1 or the wrongful act of any other Person having any obligation of confidentiality to the Company or any of its subsidiaries or affiliates).

Notwithstanding the foregoing, nothing in this Agreement between the Executive and the Company prohibits the Executive from (i) reporting any possible violations of applicable, laws, rules or regulations to any governmental agency or government entity, or (ii) making any other disclosures that are protected under federal, state, or local laws or regulations in the United States; provided that to the extent disclosure of Confidential Information is required by applicable law or regulation or pursuant to an order of a court or a subpoena, the Executive shall use the Executive’s best efforts to notify the Board prior to responding to any such order or subpoena.

4.2.            Return of Property. In the event of the termination of the Executive’s Employment for any reason, the Executive shall deliver to the Company all of (a) the property of each of the Company and its subsidiaries and affiliates and (b) the documents and data of any nature and in whatever medium of each of the Company and its subsidiaries and affiliates, and the Executive shall not take with the Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information other than those documents to which he is legally entitled, including, as the case may be, the Executive’s personnel file. Executive can also retain copies of his contact lists or files, with the understanding that he cannot use that information during the Restriction Period.

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4.3.            Non-Competition. During the period commencing on the date hereof and ending twelve (12) months after the termination of the Executive’s Employment with the Company and its subsidiaries and affiliates (the “Restriction Period”), the Executive shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which directly competes with the products or research and development projects of the Company and its subsidiaries and affiliates or in which the Company or any of its subsidiaries or affiliates was, or had documented plans to become, materially involved during the Executive’s Employment, in each case in any jurisdiction in which the Company or any of its subsidiaries or affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which the Executive has knowledge at the time of Executive’s termination of Employment. For the avoidance of doubt, the foregoing restriction applies only to products or projects that exist at or are planned at the time of Executive’s termination; these restrictions do not apply to any past products or projects that have ended or are inactive. Notwithstanding anything herein to the contrary, the foregoing shall not prevent the Executive from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

4.4.            Non-Solicitation. Acknowledging the strong interest of the Company and its subsidiaries and affiliates in an undisrupted workplace, during the Restriction Period, the Executive shall not, and shall not assist any Person to, (a) hire or solicit for hiring any employee or former employee of the Company or its subsidiaries or affiliates or seek to persuade any employee of the Company or subsidiaries or affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or its subsidiaries or affiliates to terminate or diminish its relationship with the Company or any of its subsidiaries or affiliates. Executive acknowledges that his access to Confidential Information and to the Company’s and its subsidiaries’ and affiliates’ referral sources and customers and his development of goodwill on behalf of the Company and its subsidiaries and affiliates with their referral sources and customers during his Employment would give him an unfair competitive advantage were he to leave employment and begin competing with the Company or any of its subsidiaries or affiliates for their existing referral sources and customers and that he is therefore being granted access to Confidential Information and to the referral sources and customers of the Company and its subsidiaries and affiliates in reliance on his agreement hereunder. The Executive therefore agrees that, during the Restriction Period, he will not solicit or encourage any referral source or customer of the Company or its subsidiaries or affiliates to terminate or diminish its relationship with the Company, or any of its subsidiaries or affiliates and he will not seek to persuade any such referral source or customer to conduct with any Person any business or activity which such referral source or customer conducts or could conduct with the Company or any of its subsidiaries or affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are referral sources or customers of the Company or any of its subsidiaries and affiliates at any time during his Employment or whose business has been solicited on behalf of the Company or any of its subsidiaries or affiliates by any of their employees or agents, other than by form letter, blanket mailing or published advertisement, within one year prior to the date his employment ends.

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4.5.            Works for Hire. The Executive agrees to maintain accurate and complete contemporaneous records of and shall immediately and fully disclose and deliver to the Company, all Intellectual Property. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or one of its subsidiaries or affiliates, as directed) and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. The Executive will not charge the Company or any of its subsidiaries or affiliates for time spent complying with these obligations. All copyrightable works that the Executive creates, including without limitation computer programs and documentation, shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

5.            Injunctive Relief; Breach of Restrictive Covenants; Blue Pencil.

5.1.            Injunctive Relief. The Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 4 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements, and shall additionally be entitled to an award of reasonable attorneys’ fees. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

5.2.            Breach of Restrictive Covenants. The Executive agrees that in the event the Executive breaches any provision of Section 4 hereof in any material respect, the Executive shall (a) not be entitled to receive, if not already paid, (b) return to the Company any and all severance payments previously made by the Company pursuant to this Agreement and, within 15 days after written demand for such repayment is made to the Executive by the Company.

5.3.            Blue Pencil. The Executive and the Company agree that the covenants contained in Section 4 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to (and it is the intent of the Executive and the Company that such court shall) excise or modify such provision or provisions of these covenants that to the court appear not reasonable and to enforce the remainder of these covenants as so amended.

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6.            Termination of Employment. Executive’s employment may be terminated in accordance with the provisions of this Section 6.

6.1.            Termination by the Company. The Company may terminate Executive’s employment immediately at any time, with or without Cause, by providing written notice to Executive, subject to the following: at any time prior to the third anniversary of the Effective Date, any decision to terminate Executive’s employment (for any reason, including any determination that Cause or Disability exists) must be approved by a majority of the members of the Board then in office, including at least one (1) Supernus Designee (as such term is defined in the Merger Agreement), but excluding Executive.

6.2.            Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause.

6.2.1.            Determination of Cause. If the Company believes it has Cause to terminate Executive, the Company shall give Executive a written notice setting forth the specific reasons why the Company believes that it has Cause to terminate Executive’s employment. Executive shall have thirty (30) days (or such longer period as may be mutually agreed by the Company and Executive) for Executive to (a) cure the underlying grounds described in the written notice for termination for Cause (if feasible) and reimburse the Company for any resulting losses; (b) accept the determination; or (c) negotiate a mutually agreeable resolution. If the dispute cannot be resolved within such 30-day period (as it may be extended by the Parties), the dispute shall be resolved by binding arbitration using a three-person panel under AAA commercial rules, JAMS employment rules or some other arbitration method mutually agreed to by both the Company and Executive. The arbitrators shall be instructed to reach a final decision within one hundred twenty (120) days of the commencement of the arbitration proceedings (or such longer period as mutually agreed by Executive and the Company. The arbitration proceeding shall occur in Rockville, Maryland, unless otherwise mutually agreed to by the Company and Executive. The decision of the arbitrators shall be final, binding and non-appealable absent manifest error. If the decision of the arbitrators is that Cause for termination did not exist, Executive shall be entitled to the benefits set forth in Section 7.2 for a termination without cause, or, if Executive is reinstated by the Company, for Executive’s Base Salary during the period between Executive’s termination and reinstatement.

6.3.            Termination by Executive without Good Reason. Executive may terminate Executive's employment with the Company at any time without Good Reason upon at least sixty (60) days’ advance written notice to the Company. During such notice period, Executive shall continue to perform all of Executive’s duties in accordance with the provisions of the Agreement. The Company shall have the option, at its sole discretion, to require Executive to work remotely during the notice period or make Executive’s termination effective at any time prior to the end of such notice period, provided that the Company pays the Executive and continues his benefits through the end of the notice period.

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6.4.          Termination by Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason.

6.4.1.            Determination of Good Reason. If Executive believes he has Good Reason to resign, he shall give the Company written notice setting forth the specific reasons why Executive believes that he has Good Reason to terminate his employment. The Company shall have thirty (30) days (or such longer period as may be mutually agreed by the Company and Executive) for the Company to (a) cure the underlying grounds described in the written notice of termination for Good Reason (if feasible) and reimburse Executive for any resulting losses; (b) accept the determination; or (c) negotiate a mutually agreeable resolution. If the dispute cannot be resolved or cured within such 30-day period (as it may be extended), the dispute shall be resolved by binding arbitration using a three-person panel under AAA commercial rules, JAMS employment rules or some other arbitration method mutually agreed to by both the Company and Executive. The arbitrators shall be instructed to reach a final decision within one hundred twenty (120 days of the commencement of the arbitration proceeding (or such longer period as mutually agreed by Executive and Company). The arbitration proceeding shall occur in Rockville, Maryland, unless otherwise mutually agreed to by the Company and Executive. The decision of the arbitrators shall be final, binding and non-appealable absent manifest error.

6.5.            Termination due to Death or Disability. The Executive’s employment will terminate automatically upon his death. The Company may also terminate Executive due to Disability. If Executive’s employment is terminated by reason of death or Disability, Executive (or his estate, heirs, or personal representative, as applicable) shall be entitled to (a) continuation of his Base Salary through the end of that calendar year as if Executive had remained employed under this Agreement through that date, and (b) a pro-rata portion of the Annual Bonus Executive would have received for the year of termination based on the number of days Executive was employed from the start of the applicable calendar year until the date of termination, payable at the same time bonuses are paid to other employees.

7.            Compensation and Benefits Upon Termination.

7.1.            In General. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive payment of Executive’s accrued but unpaid Base Salary, unused vacation days and any other amounts or benefits, including expenses incurred before termination, in accordance with the provisions hereunder and the employee benefit plans in which Executive participates.

7.2.            Severance Upon Termination without Cause or for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason, then subject to the provisions of Sections 7.3 and 14:

7.2.1.            Continued Base Salary. Executive shall be entitled to receive (a) Base Salary continuation for the Severance Period, payable in accordance with the Company’s regular payroll schedule during the Severance Period; (b) a lump-sum payment equal to the most recent Annual Bonus received by the Executive; and (c) COBRA benefits continuation as described in Section 7.2.4 below (collectively, the “Severance Payments”).

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7.2.2.            Acceleration of Vesting. The Executive’s stock-based compensation arrangements shall be fully vested and nonforfeitable on the date of the Covered Termination and shall continue to be exercisable and payable in accordance with terms that apply under such arrangements other than any vesting requirements; provided that in no event will the time and form of payment of any such arrangement that is subject to Section 409A of the Internal Revenue of 1986, as amended (“Code”) be modified as result of such vesting.

7.2.3.            Severance Period. As used in this Agreement, “Severance Period” shall mean eighteen (18) months following the termination of Executive’s employment; provided, however, that if the Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the period beginning three (3) months prior to the date of a Change in Control and ending twelve (12) months following the date of a Change in Control, then the Severance Period shall be twenty-four (24) months following the termination of Executive’s employment.

7.2.4.            COBRA Continuation. Provided the Executive timely elects COBRA coverage, the Company shall pay Executive’s COBRA premiums at the same level of coverage (e.g., employee only or family coverage, and HMO or PPO) Executive had in effect under the group health plans sponsored by the Company immediately prior to the Termination Date. The Company shall pay such COBRA premiums until the earliest of (a) the close of the twelve (12)-month period following the Executive’s Termination Date (the “Maximum COBRA Payment Period”), (b) the COBRA coverage terminates or expires for the Executive and, if applicable, his spouse and dependents, and (c) the date the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment. The amount of the Executive’s COBRA premiums paid by the Company shall be reduced appropriately as and when the COBRA coverage terminates or expires for each of the Executive and, if applicable, his spouse or dependents. Notwithstanding the foregoing, in the event the Company determines, in its sole discretion, that it cannot pay any such COBRA premiums without potentially causing the Company to incur penalties, excise taxes, or other expenses as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying such COBRA premiums the Company will pay Executive a taxable lump sum amount equal to the amount of monthly COBRA premiums being paid by the Company on Executive’s behalf at the time the Company makes such determination multiplied by the number of full calendar months that remain in the Maximum COBRA Payment Period at the time such lump sum payment is made.

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7.3.            Release Required. The obligation of the Company to make provide the Severance Payments described in this Section 7 is conditioned on the Executive’s execution and delivery to the Company not later than the forty-fifth (45th) calendar day following the Termination Date a release of claims in substantially the same form as Exhibit A attached hereto and not revoking such release within seven (7) days after such execution and delivery (the “Release of Claims”). In no event will Executive be entitled to duplicate compensation or benefits under Sections 7.1 and 7.2. To the extent any payments described in this Section 7 are subject to Code Section 409A, such payments will, except as provided in Section 2(d) and, provided that the Executive complies with this Section 2(c), first become payable on the first regular payroll date for Company executives that occurs on or after the 60th day after the Termination Date, and the first installment of payments described in Sections 7.1 or 7.2, whichever is applicable, shall include such amounts as would have been paid to or on behalf of the Executive had such payments begun with the first payroll date for Company executives following the Termination Date. In no event will the Executive be entitled to duplicate compensation or benefits under Sections 7.1 and 7.2.

7.4.            Timing of Payments; 409A. To the extent that any portion of the payments described in Sections 7.1 constitutes nonqualified deferred compensation subject to Section 409A, and if at the Termination Date the Executive is a “specified employee” as that term is defined in Section 409A, such portion shall be paid no earlier than six (6) months and one day following the Termination Date. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nonetheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A or any other provision of the Code.

7.5.            Sections 280G/ 4999. In the event it is determined that the Executive is entitled to payments and/or benefits under this Agreement or any other amounts in the “nature of compensation” (whether pursuant to this Agreement or any other plan, arrangement, or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change of ownership or effective control of the Company (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), notwithstanding anything in this Agreement to the contrary, the Company shall cause to be determined, before any amounts of the Payments are paid to the Executive, which of the two following alternative forms of payment would maximize the Executive’s after-tax proceeds: (i) the payment in full of the entire amount of the Payments, or (ii) payment of only a part of the Payments such that the Executive receives the largest possible payment without the imposition of the 280G Excise Tax (the “Reduced Amount”). If it is determined that the Reduced Amount will maximize the Executive’s after-tax proceeds, the Payments shall be reduced to equal the Reduced Amount in the following order: (i) first, by reducing the severance payment to the extent necessary, (ii) second, if necessary, by reducing other Payments that are not subject to the rule described in Treasury Regulation Section 1.280G-1 Q&A 24(c), and (iii) third, if necessary, by reducing other Payments that are subject to the rule described in Treasury Regulation Section 1.280G-1 Q&A 24(c); provided, however, that in each case where amounts are paid in more than one installment, each installment shall be reduced proportionally; and provided, further, that in each case Payments are reduced starting with any Payments that shall be exempt from Section 409A and proceeding to other Payments that are not exempt from Section 409A. Unless the Executive consents in writing to a different methodology, all determinations under this Section 7 shall be made at the Company’s expense by a nationally recognized accounting or consulting firm that is reasonably acceptable to the Executive.

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8.            Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.            Assignment. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Company to assume, whether expressly or by operation of law, all of the obligations of the Company under this Agreement. The Executive may not transfer or assign his rights under this Agreement, except as permitted by the laws of descent and distribution.

10.            Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.            Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect thereto including, without limitation, the severance provisions, if any, of any offer letter the Executive may have previously received from the Company.

13.            Effect on Employment. Nothing contained herein will give the Executive any right to Employment with the Company or any of its affiliates or affect the right of the Company or any of its affiliates to discharge or discipline the Executive at any time.

14.            Incentive Compensation Recoupment. All amounts payable to the Executive under this Agreement shall be subject to the terms and conditions of any incentive compensation recoupment or clawback policy adopted by the Board (as such policy may be amended from time to time), including, without limitation, any policy adopted by the Parent pursuant to Section 10D of the Securities Exchange Act of 1934 and applicable stock exchange listing standards.

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15.            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

16.            Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

17.            Counterparts. Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including via PDF, DocuSign or other electronic signature service, or by email transmission of a scanned signature page) shall be deemed to be original signatures for all purposes.

18.            Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Maryland without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

19.            Definitions. Capitalized terms used in this Agreement shall have the meanings set forth either in this Section 19 or elsewhere in this Agreement.

(a)            “Board” means the Board of Directors of the Parent.

(b)            “Cause” means (i) the Executive’s willful refusal or material failure to perform (other than by reason of Disability), or substantial negligence in the performance of, his duties and responsibilities to the Company or any of its affiliates, or his willful refusal or material failure to follow or carry out any reasonable, lawful, written directive of the Board or of the Chief Executive Officer of the Company acting within the respective scopes of their authority; (ii) the Executive’s willful breach of any material provision of any agreement (including, without limitation, any non-competition, non-solicitation or confidentiality agreement) with the Company or any of its affiliates; (iii) the Executive’s act of dishonesty or fraud that could reasonably be expected to result in, material injury to the Company’s financial condition, reputation, or ability to do business; (iv) the Executive’s breach of fiduciary duty of loyalty owed to the Company; (v) the Executive’s willful breach of any material policy of the Company or an affiliate; or (vi) the Executive’s commission of a felony, or of a crime involving moral turpitude as defined by the laws of the State of Maryland.

(c)            “Change in Control” means the occurrence of any of the following:

(1)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company or any employee benefit plan of the Company);

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(2)            a merger or consolidation of the Company which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(3)            the sale or disposition of all or substantially all of the assets of the Company (or the consummation of any transaction having similar effect); or

(4)            individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

Notwithstanding anything to the contrary herein, an event (or series of events) that would otherwise meet the definition of Change in Control under this Section 19(c) will not be deemed to meet such definition unless it also constitutes a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5)(i).

(d)            “Covered Termination” means the termination of Executive’s Employment (1) by the Company without Cause (other than due to the Executive’s death or Disability), or (2) by the Executive for Good Reason.

(e)            “Disability” shall mean a physical or mental illness, impairment or infirmity (other than an absence from work on an approved paternity leave) which renders the Executive unable to perform the essential functions of Executive’s position, including Executive’s duties under this Agreement with reasonable accommodation, for at least one hundred and twenty (120) consecutive days or for shorter periods aggregating one hundred and eighty (180) days during any three hundred and sixty-five (365) day period.

(f)            “Employment” means the Executive’s employment with the Company and its subsidiaries and affiliates, as applicable. If the Executive’s employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Executive’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Executive transfers employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of this Agreement, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Agreement.

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(g)            “Good Reason” means (1) a material diminution in the Executive’s authority, duties, or responsibilities without Executive’s consent; (2) a requirement by the Company that the Executive relocate his primary place of Employment by more than twenty-five (25) miles from his primary place of Employment immediately prior to the Change in Control, or a change by the Company in any hybrid work location arrangement without Executive’s consent; (3) a material reduction in the Executive’s Base Salary or a material reduction in the Executive’s on-target Annual Bonus opportunity; or (4) a material breach by the Company of this Agreement. A termination of Employment will not be considered a termination for Good Reason unless (i) the Executive, within thirty (30) business days after the first occurrence of the condition giving rise to Good Reason notifies the Company in writing of his intent to terminate; (ii) the Company fails to cure such condition within thirty (30) days after being so notified; and (iii) the Executive actually terminates Employment no later than ten (10) calendar days after the end of such thirty (30)-day cure period.

(h)            “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his Employment; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its subsidiaries or affiliates, unless such invention relates at the time of conception or reduction to practice of the invention (a) to the business of the Company or any of its subsidiaries or affiliates, (b) to the actual or demonstrably anticipated research or development of the Company or any of its subsidiaries or affiliates or (c) results from any work performed by the Executive for the Company or any of its subsidiaries or affiliates.

(i)            “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its subsidiaries or affiliates.

(j)            “Termination Date” means the effective date of the Executive’s Covered Termination.

[The remainder of this page has been left blank intentionally.]

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
Supernus Pharmaceuticals, Inc.

/s/ Jack A. Khattar	By:	/s/ Timothy C. Dec
Jack A. Khattar	Name:	Timothy C. Dec
	Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Employment Agreement

Exhibit A

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the Second Amended and Restated Employment Agreement, dated as of August 1, 2026 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge Supernus Pharmaceuticals, Inc. (the “Company”), Supernus, Inc. (the “Parent”), and the Company’s and Parent’s respective subsidiaries and other affiliates (collectively, the “Group”),and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, plans and plan fiduciaries, insurers, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by any member of the Group or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any amount owed to me pursuant to the Agreement; (ii) any claim arising under the terms of the Agreement after the effective date of this Release of Claims, (iii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company, the Parent, or any member of the Group, and (iv) any non-forfeitable rights to accrued benefits, if any, arising under any applicable employee benefit plans, or any other rights that cannot be waived by agreement.

I agree that I have no right to obtain or receive any monetary damages or other relief of any kind as a result of any action or proceeding by me or by anyone else on my behalf regarding any claims covered by the above general release and, to the extent permitted by law, I agree that I will not seek or accept any monetary damages or other relief of any kind in any such action or proceeding. In addition, without limiting the scope of the foregoing, I expressly (i) agree not to be a class representative or be part of a class regarding any action under ERISA, or otherwise to bring an action under ERISA on behalf of a plan or trust for relief for such plan or trust under ERISA, and (ii) to the extent permitted by law, agree not to retain the benefits of any decision, judgment or settlement in any such action.

Exhibit A to Second Amended and Restated Employment Agreement

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to 21 days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims, including but not limited to the release of claims under the ADEA, and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the plan. I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Chief Financial Officer of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:
Name:	Jack A. Khattar
Date Signed:

Exhibit A to Second Amended and Restated Employment Agreement